Exhibit 99.1

News Release

Contact: John A. Hauser

               (920)743-5551

Source:   Baylake Corp.

Baylake Corp. Reports Financial Results for the Three Months and Twelve Months ended December 31, 2010.

Sturgeon Bay, Wisconsin – (PR Newswire) – January 31, 2011

Baylake Corp. (OTC BB: BYLK) today announced results for the fourth quarter of 2010.

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Net loss of $0.5 million or $0.07 per share.

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Net interest income of $8.1 million compared favorably to $7.6 million for the fourth quarter of 2009, an increase of $0.5 million or 6.6%.

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Net interest margin increased 20 basis points to 3.50% from 3.30% for the fourth quarter of 2009.

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Nonperforming loans decreased $10.1 million, or 38.0% from $26.6 million at December 31, 2009 to $16.5 million at December 31, 2010.

•

The allowance for loan losses as a percent of non-performing loans increased to 69.71% from 33.5% at December 31, 2009.

Baylake reported a net loss of $0.5 million, or $0.07 per fully-diluted common share for the fourth quarter of 2010, compared to net income of $0.7 million or $0.09 per fully-diluted common share for the fourth quarter of 2009. This represents a decrease in net income of $1.2 million, or $0.16 per fully-diluted common share. The operating results for the fourth quarter of 2010 were negatively impacted by a decrease of $1.2 million in realized gains from the sale of securities and miscellaneous loan expenses totaling $3.7 million, including the $1.8 million loss on the sale of loans disclosed on our Current Report on Form 8-K filed on January 3, 2011. Operating results for the fourth quarter of 2010 were positively impacted by a $2.4 million decrease in the provision for loan losses and a $0.8 million decrease in income tax expense.

Net interest income increased $0.5 million, or 6.6%, from $7.6 million during the fourth quarter of 2009 to $8.1 million for the fourth quarter of 2010. Net interest margin increased 20 basis points from 3.30% for the quarter ended December 31, 2009 to 3.50% for the quarter ended December 31, 2010. Interest expense as a percent of average interest bearing liabilities decreased 55 basis points, from 1.83% at December 31, 2009 to 1.28% at December 31, 2010.

Non-performing loans decreased $10.1 million (38.0%) from $26.6 million at December 31, 2009 to $16.5 million at December 31, 2010. As a percent of total loans, non-performing loans decreased from 4.38% at December 31, 2009 to 2.59% at December 31, 2010. At December 31, 2010, the allowance for loan losses as a percent of total loans was 1.81% as compared to 1.47% at December 31, 2009. The allowance for loan losses as a percent of non-performing loans at December 31, 2010 was 69.71% compared to 33.50% at December 31, 2009. Net charge-offs against the reserve for the quarter ended

December 31, 2010 were $2.2 million compared to net charge-offs of $7.3 million for the quarter ended December 31, 2009.

“We have made notable improvement in non-performing loan and non-performing asset levels since 2009,” said Robert J. Cera, Chief Executive Officer. “However, our credit and collection-related costs have remained high, largely due to the impact of the lagging market recovery on commercial real estate values. A fourth quarter assessment of market realities required a modification of valuations and an acceleration of our planned liquidation strategies to more aggressively pursue disposition of certain assets, significantly impacting our otherwise encouraging fourth quarter results. We believe that these actions will better position us to remediate remaining problem assets more quickly and to realize improved financial results in 2011 and beyond.”

Baylake’s total assets and shareholders’ equity were $1.1 billion and $77.1 million, respectively, at December 31, 2010, compared to $1.0 billion and $74.6 million, respectively, at December 31, 2009. Baylake’s total risk-based capital ratio improved to 12.76% at December 31, 2010 from 12.18% at December 31, 2009. At December 31, 2010, both Baylake Corp. and Baylake Bank were above “well capitalized” thresholds established under applicable bank and bank holding company regulatory guidelines.

Total deposits increased $21.0 million, or 2.5%, from $831.6 million at December 31, 2009 to $852.6 million at December 31, 2010.  Total deposits, excluding brokered deposits, increased $33.9 million, or 4.4%, from $772.7 million at December 31, 2009 to $806.6 million at December 31, 2010. Total loans decreased by $18.2 million, or 2.8%, from $654.5 million at December 31, 2009 to $636.3 million at December 31, 2010.

Baylake believes that it has more than adequate resources available to meet its short-term liquidity needs. As of December 31, 2010, Baylake Bank had $30.0 million in established lines of credit with nonaffiliated banks, none of which had been drawn upon as of that date.  Additionally, Baylake Bank is approved to access, subject to pledging appropriate collateral, the Federal Reserve Discount Window for short term borrowing as necessary.

Baylake Corp., headquartered in Sturgeon Bay, Wisconsin, is the bank holding company for Baylake Bank. Through Baylake Bank, Baylake Corp. provides a variety of banking and financial services from 27 financial centers located throughout Northeast and Central Wisconsin, in Brown, Door, Green Lake, Kewaunee, Manitowoc, Outagamie, Waupaca, and Waushara Counties.

The following appears in accordance with the Private Securities Litigation Reform Act of 1995:

This news release contains forward-looking statements about the financial condition, results of operations and business of Baylake Corp. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate" or words of similar meaning, or future or conditional verbs such as "would," "should," "could" or "may."

Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors, many of which are beyond the control of Baylake Corp., could cause actual conditions, events or results to differ significantly from those indicated by the forward-looking statements.  These factors, which are described in this press release and in the annual and quarterly reports filed by Baylake Corp. with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2009 under “Item 1A. Risk Factors,” as supplemented by the Current Report on Form 8-K filed on January 3, 2011, include certain credit, market, operational, liquidity and interest rate risks associated with the company’s business and operations. Other factors include changes in general business and economic conditions, developments (including collection efforts) relating to the identified non-performing loans and other problem loans and assets, world events (especially those which could affect our customers’ tourism-related businesses), competition, fiscal and monetary policies and legislation.

Forward-looking statements speak only as of the date they are made, and Baylake Corp. does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Baylake Corp. and Subsidiaries

Summary Financial Data

The following tables set forth selected consolidated financial and other data for Baylake Corp. at the dates and for the period indicated.  The selected financial and other data at December 31, 2010 has not been audited, but in the opinion of management of Baylake Corp. reflects all necessary adjustments for a fair presentation of results as of the dates and for the periods covered.

Selected Financial Condition Data (at end of period) - UNAUDITED	At December 31,2010	At December 31, 2009
	(dollars in thousands except per share data)

Total assets	$ 1,053,118	$ 1,044,457
Investment securities (1)	266,760	204,834
Total loans	636,291	654,461
Total deposits	852,566	831,629
Borrowings (2)	89,236	106,122
Subordinated debentures	16,100	16,100
Convertible debentures	9,450	5,350
Stockholders’ equity	77,067	74,598
Non-performing loans (3)	16,500	26,590
Non-performing assets (3)	32,451	41,585
Restructured loans, accruing	13,090	2,061

Shares outstanding	7,911,539	7,911,539
Book value per share	$9.74	$9.43

	As of and for the Three Months Ended December 31,		As of and for the Twelve Months Ended December 31,
	2010	2009	2010	2009
	(dollars in thousands, except per share data)		(dollars in thousands, except per share data)
Selected Operations Data UNAUDITED
Total interest income	$ 10,946	$ 11,547	$ 45,050	$ 47,468
Total interest expense	2,817	3,959	12,825	18,259

Net interest income	8,129	7,588	32,225	29,209
Provision for loan losses	500	2,900	7,350	6,500

Net interest income after provision for loan losses	7,629	4,688	24,875	22,709

Total non-interest income	1,204	3,268	8,955	12,485
Total non-interest expense	10,166	7,310	33,609	29,978

Income (loss) before income taxes	(1,333)	646	221	5,216
Income tax expense (benefit)	(815)	(32)	(916)	887

Net income	$ (518)	$ 678	$ 1,137	$ 4,329

Per Share Data (4):
Net income per share (basic)	$ (0.07)	$ 0.09	$ 0.14	$ 0.55
Net income per share (diluted)	(0.07)	0.09	0.14	0.55
Cash dividends per common share	-	-	-	-
Book value per share	9.74	9.43	9.74	9.43

Performance Ratios (5):
Return on average total assets	-0.22%	0.26%	0.11%	0.41%
Return on average total shareholders’ equity	-2.54%	3.58%	1.45%	6.01%
Net interest margin (6)	3.50%	3.30%	3.55%	3.18%
Net interest spread (6)	3.39%	3.16%	3.44%	3.04%
Efficiency ratio (9)	105.65%	73.90%	82.11%	77.47%
Non-interest income to average assets	0.45%	1.25%	0.86%	1.19%
Non-interest expense to average assets	3.82%	2.80%	3.23%	2.86%
Net overhead ratio (7)	3.37%	1.55%	2.37%	1.67%
Average loan to average deposit ratio	75.30%	80.87%	77.39%	83.34%
Average interest earning assets to average interest bearing liabilities	109.53%	108.34%	107.75%	107.07%

Asset Quality Ratios (3)(5):
Non-performing loans to total loans	2.59%	4.38%	2.59%	4.38%
Allowance for loan losses to:
Total loans	1.81%	1.47%	1.81%	1.47%
Non-performing loans	69.71%	33.52%	69.71%	33.52%
Net charge-offs to average loans	1.38%	4.34%	0.85%	1.50%
Non-performing assets to total assets	3.08%	4.18%	3.08%	4.18%

Capital Ratios (5)(8):
Shareholders’ equity to assets	7.32%	7.14%	7.32%	7.14%
Tier 1 risk-based capital	10.25%	10.22%	10.25%	10.22%
Total risk-based capital	12.76%	12.18%	12.76%	12.18%
Leverage ratio	7.41%	7.60%	7.41%	7.60%

Other:
Number of bank subsidiaries	1	1	1	1
Number of banking facilities	27	28	27	28
Number of full-time equivalent employees	305	306	305	306

(1)

Includes securities classified as available for sale.

(2)

Consists of Federal Home Loan Bank advances, federal funds purchased, and collateralized borrowings.

(3)

Non-performing loans consist of non-accrual loans and guaranteed loans 90 days or more past due but still accruing interest. Non-performing assets consist of non-performing loans and other real estate owned.

(4)

Earnings per share are based on the weighted average number of shares outstanding for the period.

(5)

With the exception of end of the period ratios, all ratios are based on average daily balances and are annualized where appropriate.

(6)

Net interest margin represents net interest income as a percentage of average interest-earning assets. Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(7)

Net overhead ratio represents the difference between non-interest expense and non-interest income, divided by average assets.

(8)

The capital ratios are presented on a consolidated basis.

(9)

Efficiency ratio is calculated as follows: non-interest expense divided by the sum of taxable equivalent net interest income plus non-interest income, excluding net investment security gains and excluding net gains on sale of fixed assets.